Exhibit 99.1

News Release

American Homes 4 Rent

30601 Agoura Road, Suite 200

Agoura Hills, California 91301

For Release: Immediately Date: September 30, 2013 Contact: Peter J. Nelson Tel: (310) 774-5394

American Homes 4 Rent Announces Increase in Credit Facility and Extension of Term

AGOURA HILLS, California— American Homes 4 Rent (NYSE: AMH) (the “Company”) today announced an amendment to its credit facility that increases its borrowing capacity to $800 million from $500 million and extends the date when amounts borrowed need to be repaid to September 30, 2018.

The amount that may be borrowed under the credit facility is based generally on the borrowing base defined in the agreement. Borrowings are available until March 7, 2015 and the borrowing period may be extended for an additional year, subject to the satisfaction of certain financial covenant tests. The credit facility bears interest at 30 day LIBOR plus 2.75% (3.125% beginning in March 2017) and contains certain financial and operating covenants, including debt ratios, minimum liquidity and adjusted tangible net worth tests.

The Company is currently in discussions with potential lending institutions and national rating agencies regarding other potential financing and securitization transactions. The discussions remain preliminary and there are no agreements with any party.

About American Homes 4 Rent

American Homes 4 Rent is an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, renovating, leasing, and operating single-family homes as rental properties. As of July 31, 2013, we owned 19,825 single-family properties in selected submarkets in 22 states and we continually evaluate potential target markets that meet our underwriting criteria and are located where we believe we can achieve sufficient scale for internalized property management. We are a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes known for high quality, good value and tenant satisfaction.

Forward Looking Statements

This press release contains “forward looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” ,“potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. Investors should not place undue reliance on these forward-looking statements. All information in this press release is current as of the date of the release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the Company’s filings with the Securities and Exchange Commission.